Exhibit 99 n

MULTIPLE CLASS PLAN

OF

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

Adopted February 8, 2002

As updated: March 1, 2012

This Multiple Class Plan (this “Plan”) is required by Securities and Exchange Commission Rule 18f-3 promulgated under the Investment Company Act of 1940 (the “1940 Act”).

This Plan shall govern the terms and conditions under which Rainier Investment Management Mutual Funds (the “Trust”) may issue separate classes of shares representing interests in the series of the Trust (the “Funds”) listed on Appendix A. To the extent that a subject matter herein is covered by the Trust’s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1. Rights and Obligations. Except as set forth herein, all classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses as discussed under Section 3 of this Plan; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class (except as set forth in Section 6 below); and (d) each class may have different exchange privileges.

SECTION 2. Classes of Shares and Designation Thereof. Each Fund may offer any or all of the following classes of shares:

(a)        Original Class Shares. “Original Class Shares” will be sold at their net asset value without the imposition of a front-end sales load or contingent deferred sales charge (“CDSC”). Original Class Shares will be subject to a Rule 12b-1 distribution fee at an annual rate of up to 0.25 percent of the daily net assets attributable to the Original Class shares

(b)        The current “Distribution Plan” adopted under Rule 12b-1 for Rainier Investment Management Mutual Funds shall be applicable only to Original Class Shares.

(c)        Institutional Class Shares. “Institutional Class Shares” will be sold at their net asset value without the imposition of a front-end sales load or CDSC.

Institutional Class Shares will not be subject to a Rule 12b-1 distribution fee.

The current “Distribution Plan” for Rainier Investment Management Mutual Funds shall not be applicable to the Institutional Class Shares.

The Institutional Class Shares may be offered only to investors who make an initial investment in a Fund of at least $100,000.

SECTION 3. Allocation of Expenses.

(a)        Class Expenses. Each class of shares may be subject to different class expenses consisting of: (1) Rule 12b-1 plan distribution fees, if applicable to a particular class; (2) litigation or other legal expenses relating solely to a particular class and (3) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Trustees (collectively, “Class Expenses”).

(b)        Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Fund will be allocated to each class of shares on the basis of the net asset value of each class to the net asset value of the Trust or the Fund, as the case may be.

(c)        Waivers and Reimbursements of Expenses. The investment adviser or manager and any provider of services to the Funds may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross-subsidization between classes.

SECTION 4. Allocation of Income. The Funds will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each class of shares.

SECTION 5. Exchange Privileges. A class of shares of a Fund may be exchanged only for the same class of shares of another Fund. All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in Appendix B. Shares of one class of a Fund may be converted to another class of the same Fund provided the shareholder account otherwise satisfies the minimum investment and other requirements for the new class as described in the Fund’s prospectus and statement of additional information and, provided further, the investment adviser, manager or the distributor for the Fund does not object to the conversion.

SECTION 6. Effective When Approved. This Plan shall not take effect until a majority of the trustees of the Trust, including a majority of the trustees who are not interested persons of the Trust, find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Trust as a whole.

SECTION 7. Amendments. This Plan may not be amended to materially change the provisions of this Plan unless that amendment is approved in the manner specified in 6 above.

APPENDIX A TO

MULTIPLE CLASS PLAN

OF

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

FUND	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption/ Exchange Fees
Rainier Large Cap Equity Portfolio
Original Shares (RIMEX)	None	None	0.25%	None	None
Institutional Shares (RAIEX)	None	None	None	None	None
Rainier Mid Cap Equity Portfolio
Original Shares (RIMMX)	None	None	0.25%	None	None
Institutional Shares (RAIMX)	None	None	None	None	None
Rainier Small/Mid Cap Equity Portfolio
Original Shares (RIMSX)	None	None	0.25%	None	None
Institutional Shares (RAISX)	None	None	None	None	None
Rainier Balanced Portfolio
Original Shares (RIMBX)	None	None	0.25%	None	None
Institutional Shares (RAIBX)	None	None	None	None	None
Rainier Intermediate Fixed Income Portfolio
Original Shares (RIMFX)	None	None	0.25%	None	None
Rainier High Yield Portfolio
Original Shares (RIMYX)	None	None	0.25%	None	None
Institutional Shares (RAIHX)	None	None	None	None	None
Rainier International Small Cap Equity Fund
Institutional Shares (RAIIX)	None	None	None	None	None

Amended by Board approval: March 1, 2012.

APPENDIX B TO

MULTIPLE CLASS PLAN

OF

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

EXCHANGE PRIVILEGES

SECTION 1.   TERMS AND CONDITIONS OF EXCHANGES. Shareholders of the Funds discussed herein may participate in exchanges as described below.

An exchange is permitted only in the following circumstances:

(a)        if the Funds offer more than one class of shares, the exchange must be between the same class of shares (e.g., Original Class and Institutional Class shares of a Fund cannot be exchanged for each other);

(b)        the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the Fund acquired through such exchange;

(c)        the shares of the Fund acquired through exchange must be qualified for sale in the state in which the shareholder resides;

(d)        the exchange must be made between accounts having identical registrations and addresses;

(e)        the full amount of the purchase price for the shares being exchanged must have already been received by the Fund;

(f)        the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W-8 (certificate of foreign status) or Form W-9 (certifying exempt status) must have been received by the Fund;

(g)        newly acquired shares (through either an initial or subsequent investment) are held in an account for at least ten days, and all other shares are held in an account for at least one day, prior to the exchange; and

(h)        Because excessive exchanges can harm a Fund’s performance, the Funds reserve the right to terminate, either temporarily or permanently, exchange privileges of any shareholder who makes more than a specified number of exchanges (as specified in the prospectus) out of any one Fund during a specified period and to refuse an exchange into a Fund from which a shareholder has redeemed shares within the previous specified period (accounts under common ownership or control and accounts with the same taxpayer identification number will be counted together). This limit may be modified for accounts in certain institutional retirement plans to conform to plan exchange limits and

U.S. Department of Labor regulations (for those limits, see plan materials). The Funds reserve the right to refuse exchanges by any person or group if, in the judgment of Rainier Investment Management Inc. (the “Manager”), a Fund would be unable effectively to invest the money in accordance with its investment objective and policies, or would otherwise be potentially adversely affected. A shareholder’s exchanges may be restricted or refused if a Fund receives, or the Manager anticipates, simultaneous orders affecting significant portions of that Fund’s assets and, in particular, a pattern of exchanges coinciding with a “market timing” strategy. Although the Funds attempt to provide prior notice to affected shareholders when it is reasonable to do so, they may impose these restrictions at any time. The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future.

The exchange privilege is not an option or right to purchase shares but is permitted under the respective policies of the participating funds, and may be modified or discontinued by any such funds or by the manager or distributor at any time, and to the extent permitted by applicable law, without notice.

Shares to be exchanged will be redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form (described below) is received, as described in the applicable prospectus. Exchange requests received after the required time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day.

In the event of unusual market conditions, a Fund reserves the right to reject any exchange request if, in the judgment of the Manager, the number of requests or the total value of the shares that are the subject of the exchange places a material burden on a Fund. For example, the number of exchanges by investment managers making market timing exchanges may be limited.

SECTION 2. FEES. There is no fee for exchanges among the Funds.

SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE EXCHANGES.